93 West Main Street, Clinton, CT 06413	Exhibit 99.1 NEWS

Connecticut Water Service, Inc. Declares Dividends
3.7% Total Return to Common Stockholders in 2008
    Clinton, Connecticut, January 9, 2009 – Connecticut Water Service, Inc. (NASDAQ-GS: CTWS) today announced that the Company’s Board of Directors declared a quarterly cash dividend of $ 0.2225 per common share payable on March 16, 2009, for shareholders of record as of March 2, 2009. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.89 per share.

Connecticut Water’s Total Return in 2008 was 3.7%. This represents a modest increase in stock price combined with dividends paid throughout the year. This compares to the returns on the S&P 500 Index and S&P 500 Utilities Index of –37% and –29%, respectively, for the year.

    Connecticut Water’s Board of Directors also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on April 15, 2009, for shareholders of record as of April 1, 2009, and a quarterly cash dividend of $0.225 on Preferred 90 shares on May 1, 2009, for shareholders of record as of April 17, 2009.

Connecticut Water has paid dividends on its common stock each quarter since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 39 years. The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site, http://www.ctwater.com/dividendreinvestment.htm or upon request.

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This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the Connecticut Department of Public Utility Control, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations and the outcome of litigation matters, including the Unionville division well field dispute. From time to time, the Company may acquire other regulated and/or unregulated water companies. Profitability on these acquisitions is often dependent on the successful integration of these companies, including the January 2008 acquisition of Eastern Connecticut Regional Water Company, Inc. and Birmingham H20 Services Inc. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630: Ext. 3016